Evoqua Water Technologies Reports First Quarter 2022 Results
First Quarter 2022 Financial Highlights:
•Revenue of $366.3 million, an increase of 13.7% compared to the prior year period; organic revenue growth of 13.0%
•Net income of $6.1 million, a decline of 6.2% compared to the prior year period
•Adjusted EBITDA of $54.3 million, an increase of 21.2% compared to the prior year period

PITTSBURGH -- Evoqua Water Technologies (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its first quarter ended December 31, 2021.
Revenue for the first quarter of fiscal year 2022 was $366.3 million, compared to $322.2 million in the prior year period, an increase of 13.7%, or $44.1 million. Organic revenue grew 13.0%, or $41.8 million, driven by higher volume for products and services across end markets in all regions, augmented by enhanced pricing. Foreign currency translation was favorable by 0.1%, or $0.5 million. Net income for the quarter was $6.1 million, resulting in diluted earnings per share (“EPS”) of $0.05, as compared to net income of $6.5 million and diluted EPS of $0.05 in the prior year period. The decline in net income of 6.2%, or $0.4 million, was primarily driven by increased operating expenses, including a decrease of $8.1 million in non-cash foreign currency translation gains on intercompany loans, and increased labor and travel costs. The decline in net income was mostly offset by higher revenue volume and related gross profit as well as lower interest expense. Adjusted EBITDA for the quarter was $54.3 million, as compared to $44.8 million in the prior year period, an increase of 21.2%, or $9.5 million. See the “Use of Non-GAAP Measures” section below for additional information regarding adjusted EBITDA and organic revenue.

“We are very pleased to report solid first quarter results across all key metrics. We continue to see strong market demand, a book to bill ratio above 1.0 and a growing backlog. Supply chain challenges remain, creating limitations to order conversion visibility, but our team has been resilient and largely successful in satisfying customer delivery expectations,” said Mr. Ron Keating, Evoqua’s CEO.

Mr. Keating continued, “Both ISS and APT reported strong, broad based revenue growth of approximately 13%. We saw revenue growth in capital, service and aftermarket categories and across most end markets. Price/cost continues to be favorable as we manage a challenging supply chain and inflationary environment. Our sustainability program is gaining momentum, and more customers are turning to Evoqua to help them meet their sustainability targets. We were pleased to be recognized on the Corporate Knights’ 2022 100 Most Sustainable Companies in the World with a #19 ranking.”

Mr. Keating stated, “We were very pleased to close the acquisition of Mar Cor on January 3rd. This is an exciting opportunity for Evoqua that expands and accelerates our growth in the Life Sciences market, which is primarily made up of healthcare, lab and pharmaceuticals. The business has a strong base of highly recurring revenues and strengthens our geographic service and vertical market reach. The addition of Mar Cor completes our offering of comprehensive solutions for total water treatment needs within healthcare. Through the integration, we expect Mar Cor’s EBITDA margins to expand to approximately 25% over the next 18-24 months after synergies.”

Mr. Keating concluded, “Due to our strong organic growth and the close of the Mar Cor acquisition, we are raising our fiscal year 2022 guidance for revenues to be in the range of $1.62 to $1.70 billion and adjusted EBITDA to be in the range of $280 to $300 million, an increase over fiscal year 2021 of approximately 11% to 16 % and 11% to 20%, respectively. We expect first half fiscal year 2022 adjusted EBITDA, as a percentage of our full year adjusted EBITDA outlook, to be in the low 40% range, which is comparable with prior years.”

Discussion of segment results can be found in Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations” within our Quarterly Report on Form 10-Q for the three months ended December 31, 2021.

First Quarter Earnings Call and Webcast
The Company will hold its first quarter fiscal 2022 earnings conference call Tuesday, February 1, 2022, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/.
Participant Details
Dial-In Numbers:
Toll Free US: 800-909-5202
International: +1 785-424-1250
Conference ID: AQUAQ1

The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.

Replay details:
Dial-In-Numbers:
US Toll Free Phone #: 800-839-3736
International Phone #: 402 220 2978
(Conference ID is not needed to access replay)

Replay available: Beginning 1:00 p.m. E.T. on February 1 until 11:59 a.m. ET on February 15, 2022

Webcast Audience URL:
https://event.on24.com/wcc/r/3575284/19B30459985C3E6BA90897FD30333BED
Dissemination of Company Information
The Company intends to make future announcements regarding developments and financial performance through the Investor Relations section of its website, http://aqua.evoqua.com, as well as through press releases, filings with the Securities and Exchange Commission (the “SEC”), conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services, and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 150 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.
Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including adjusted EBITDA and organic revenue. These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Use of Non-GAAP Measures” section below.
With respect to our guidance for Evoqua and the Mar Cor business, we have not presented a quantitative reconciliation of the forward-looking non-GAAP financial measure adjusted EBITDA to its most directly comparable GAAP financial measure, net income, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of, and the periods in which, such items, including foreign exchange impact and certain expenses for which we adjust, may be recognized. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “progress,” “potential,” “predict,” “projection,” “seek,” “should,” “will,” or “would” or the negative thereof or other variations thereon or comparable terminology. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, general global economic and business conditions, including the impacts of the COVID-19 pandemic; our ability to execute projects on budget and on schedule; material, freight, and labor inflation, commodity availability constraints, and disruptions in global supply chains and transportation services; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our own and our customers’ safety standards; failure to effectively treat emerging contaminants; our ability to continue to develop or acquire new products, services and solutions that allow us to compete successfully in our markets; our ability to implement our growth strategy, including acquisitions, and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably; our ability to achieve the expected benefits of our restructuring actions; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; our ability to retain our senior management, skilled technical, engineering, sales, and other key personnel and to attract and retain key talent in increasingly competitive labor markets; risks associated with international sales and operations; our ability to adequately protect our intellectual property from third-party infringement; risks related to our contracts with federal, state, and local governments, including risk of termination or modification prior to completion; risks associated with product defects and unanticipated or improper use of our products; our ability to accurately predict the timing of contract awards; risks related to our substantial indebtedness; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to foreign, federal, state and local environmental, health and safety laws and other applicable laws and regulations and the costs associated therewith; and other risks and uncertainties, including those listed under Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, as filed with the SEC on November 17, 2021, and in other filings we may make from time to time with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expectations for fiscal year 2022, expectations related to customer demand, growth opportunities, supply chain challenges, price/cost, inflation, and general macroeconomic conditions, and expectations with respect to the integration and performance of the recently acquired Mar Cor business, including expected EBITDA margins and the realization of expected synergies associated with that business. Any forward-looking statements made in this press release speak only as of the date of this release. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise after the date of this release. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,
	2021	2020
Revenue from product sales and services	$366,268	$322,193
Cost of product sales and services	(255,760)	(226,848)
Gross profit	$110,508	$95,345
General and administrative expense	(57,829)	(42,283)
Sales and marketing expense	(36,449)	(33,928)
Research and development expense	(3,452)	(3,123)
Total operating expenses	$(97,730)	$(79,334)
Other operating income, net	1,510	223
Income before interest expense and income taxes	$14,288	$16,234
Interest expense	(6,579)	(8,673)
Income before income taxes	$7,709	$7,561
Income tax expense	(1,621)	(1,084)
Net income	$6,088	$6,477
Net income attributable to non‑controlling interest	101	44
Net income attributable to Evoqua Water Technologies Corp.	$5,987	$6,433
Basic income per common share	$0.05	$0.05
Diluted income per common share	$0.05	$0.05

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	December 31, 2021	September 30, 2021
ASSETS
Current assets	$681,902	$678,458
Cash and cash equivalents	152,525	146,244
Receivables, net	236,923	277,995
Inventories, net	174,271	158,503
Contract assets	84,982	72,746
Other current assets	33,201	22,970
Property, plant, and equipment, net	373,073	374,988
Goodwill	407,521	407,376
Intangible assets, net	281,357	290,075
Operating lease right-of-use assets, net	43,474	45,521
Other non-current assets	80,274	72,473
Total assets	$1,867,601	$1,868,891
LIABILITIES AND EQUITY
Current liabilities	$398,490	$405,989
Accounts payable	175,873	164,535
Current portion of debt, net of deferred financing fees and discounts	13,296	12,775
Contract liabilities	53,022	55,883
Accrued expenses and other liabilities	144,444	160,367
Other current liabilities	11,855	12,429
Non-current liabilities	866,518	880,683
Long-term debt, net of deferred financing fees and discounts	716,947	730,430
Obligation under operating leases	35,938	37,935
Other non-current liabilities	113,633	112,318
Total liabilities	$1,265,008	$1,286,672
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 122,372 shares, outstanding 120,708 at December 31, 2021; issued 122,173 shares, outstanding 120,509 at September 30, 2021	$1,225	$1,223
Treasury stock: 1,664 shares at December 31, 2021 and 1,664 shares at September 30, 2021	(2,837)	(2,837)
Additional paid-in capital	588,077	582,052
Retained deficit	(5,195)	(11,182)
Accumulated other comprehensive income, net of tax	19,774	11,415
Total Evoqua Water Technologies Corp. equity	$601,044	$580,671
Non-controlling interest	1,549	1,548
Total shareholders’ equity	$602,593	$582,219
Total liabilities and shareholders’ equity	$1,867,601	$1,868,891

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2021	2020
Operating activities
Net income	$6,088	$6,477
Reconciliation of net income to cash flows provided by operating activities:
Depreciation and amortization	28,640	27,391
Amortization of deferred financing fees (includes $0 and $0 write off of deferred financing fees)	467	526
Deferred income taxes	251	258
Share-based compensation	5,203	3,019
(Gain) loss on sale of property, plant and equipment	(4)	19
Foreign currency exchange losses (gains) on intercompany loans and other non-cash items	1,502	(6,459)
Changes in assets and liabilities	(5,767)	(7,962)
Net cash provided by operating activities	36,380	23,269
Investing activities
Purchase of property, plant, and equipment	(15,540)	(17,260)
Purchase of intangibles	(664)	(81)
Proceeds from sale of property, plant, and equipment	1,370	127
Acquisitions, net of cash received $0 and $0	—	(8,743)
Net cash used in investing activities	(14,834)	(25,957)
Financing activities
Issuance of debt, net of deferred issuance costs	5,949	7,805
Repayment of debt	(19,378)	(5,723)
Repayment of finance lease obligation	(3,174)	(3,821)
Proceeds from issuance of common stock	2,085	6,617
Taxes paid related to net share settlements of share-based compensation awards	(1,261)	(9)
Distribution to non‑controlling interest	(100)	(250)
Net cash (used in) provided by financing activities	(15,879)	4,619
Effect of exchange rate changes on cash	614	2,988
Change in cash and cash equivalents	6,281	4,919
Cash and cash equivalents
Beginning of period	146,244	193,001
End of period	$152,525	$197,920

Use of Non-GAAP Measures
The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. We use the non-GAAP financial measures adjusted EBITDA, adjusted net income and adjusted EPS, organic revenue and net leverage ratio in evaluating the strength and financial performance of our core business.
Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense), and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, share-based compensation, transaction costs, and other gains, losses and expenses that we believe do not directly reflect our underlying business operations.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate and compare operating performance and value companies within our industry. Further, we believe it is helpful in highlighting trends in our operating results and provides greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions relating to capital structure, the tax jurisdictions in which we operate and capital investments. In addition, adjusted EBITDA highlights true business performance by removing the impact of certain items that management believes do not directly reflect our underlying operations and provides investors with greater visibility into the ongoing organic drivers of our business performance.

Management uses adjusted EBITDA to supplement GAAP measures of performance as follows:

•to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;
•in our management incentive compensation, which is based in part on components of adjusted EBITDA;
•in certain calculations under our senior secured credit facilities, which use components of adjusted EBITDA;
•to evaluate the effectiveness of our business strategies;
•to make budgeting decisions; and
•to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. Adjusted EBITDA on a segment basis is defined as earnings before depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. Adjusted EBITDA of the reportable operating segments do not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs and integration costs) and share-based compensation charges.
Adjusted EBITDA should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP. The financial results prepared in accordance with GAAP and the reconciliations from these results included below should be carefully evaluated. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

The following is a reconciliation of our net income to adjusted EBITDA (unaudited):

	Three Months Ended December 31,
(In millions)	2021	2020	% Variance
Net income	$6.1	$6.5	(6.2)%
Income tax expense	1.6	1.1	45.5%
Interest expense	6.6	8.7	(24.1)%
Operating profit	$14.3	$16.3	(12.3)%
Depreciation and amortization	28.6	27.4	4.4%
EBITDA	$42.9	$43.7	(1.8)%
Restructuring and related business transformation costs(a)	1.4	1.8	(22.2)%
Share-based compensation(b)	5.3	3.1	71.0%
Transaction costs(c)	0.9	0.6	50.0%
Other losses (gains) and expenses(d)	3.8	(4.4)	(186.4)%
Adjusted EBITDA	$54.3	$44.8	21.2%

(a)Restructuring and related business transformation costs
Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time, and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:
(i)Certain costs and expenses in connection with various restructuring initiatives, including severance and other employee-related costs, relocation and facility consolidation costs and third-party consultant costs to assist with these initiatives. This includes:
(A)amounts related to the Company’s restructuring initiatives to reduce the cost structure and rationalize location footprint following the sale of the Memcor product line;
(B)amounts related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide; and
(C)amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure.

	Three Months Ended December 31,
(In millions)	2021	2020
Post Memcor divestiture restructuring	$0.2	$0.9
Cost of product sales and services ("Cost of sales")	—	0.8
Sales and marketing expense (“S&M expense”)	—	0.2
General and administrative expense (“G&A expense”)	0.2	—
Other operating (income) expense	—	(0.1)
Two-segment restructuring	$0.2	$0.2
Cost of sales	0.1	—
G&A expense	0.1	0.2
Various other initiatives	$0.7	$—
Cost of sales	0.2	—
G&A expense	0.5	—
Total(1)	$1.1	$1.1

(1)Of which $1.1 million and $1.1 million for the three months ended December 31, 2021 and 2020, respectively, is reflected in restructuring charges in Note 14, “Restructuring and Related Charges,” to our Unaudited Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2021.

(ii)Legal settlement costs and intellectual property related fees, including fees and settlement costs associated with legacy matters related to product warranty litigation on MEMCOR®(1) products and certain discontinued products. This includes:

	Three Months Ended December 31,
(In millions)	2021	2020
Cost of sales	$0.1	$—
G&A expense	0.2	0.1
Total	$0.3	$0.1
(1)Memcor ® is a trademark of Rohm & Haas Electronic Materials Singapore Pte. Ltd.

(iii)Expenses associated with our information technology and functional infrastructure transformation, including activities to optimize information technology systems and functional infrastructure processes. This includes:

	Three Months Ended December 31,
(In millions)	2021	2020
G&A expense	$—	$0.2
Total	$—	$0.2
(iv)Costs associated with the secondary public offering of common stock held by certain shareholders of the Company, as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs. This includes:

	Three Months Ended December 31,
(In millions)	2021	2020
G&A expense	$—	$0.4
Total	$—	$0.4
(b)Share-based compensation
Adjusted EBITDA is calculated prior to considering share-based compensation expenses related to equity awards. See Note 17, “Share-Based Compensation,” to our Unaudited Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2021 for further detail.
(c)Transaction related costs
Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Integration and restructuring costs associated with a business combination may occur over several years and include, but are not limited to, consulting fees, legal fees, certain employee-related costs, facility consolidation and product rationalization costs and fair value changes associated with contingent consideration. This includes:

	Three Months Ended December 31,
(In millions)	2021	2020
Cost of sales	$—	$0.1
G&A expense	0.9	0.5
Total	$0.9	$0.6
(d)Other losses, (gains) and expenses
Adjusted EBITDA is calculated prior to considering certain other significant losses, (gains) and expenses. For the periods presented such events include the following:
(i)impact of foreign exchange gains and losses;
(ii)charges incurred by the Company related to product rationalization in its electro-chlorination business;
(iii)amounts related to the prior year sale of the Memcor product line;
(iv)expenses incurred by the Company as a result of the COVID-19 pandemic, including additional charges for personal protective equipment, increased costs for facility sanitization and one-time payments to certain employees; and
(v)legal fees incurred in excess of amounts covered by the Company’s insurance related to the Securities Litigation and SEC investigation.
Other losses, (gains) and expenses include the following for the periods presented below:

Three Months Ended December 31, 2021
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	Total
Cost of sales	$0.1	$—	$—	$—	$—	$0.1
G&A expense	1.2	—	—	—	2.5	3.7
Total	$1.3	$—	$—	$—	$2.5	$3.8

Three Months Ended December 31, 2020
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	Total
Cost of sales	$—	$0.2	$0.2	$—	$—	$0.4
G&A expense	(6.8)	—	—	0.1	1.9	(4.8)
Total	$(6.8)	$0.2	$0.2	$0.1	$1.9	$(4.4)

Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. We do not present net income on a segment basis because we do not allocate interest expense or income tax benefit (expense) to our segments, making operating profit the most comparable GAAP metric. The following is a reconciliation of our segment operating profit to our segment adjusted EBITDA:

	Three Months Ended December 31,				$ Variance		% Variance
	2021		2020
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$35.3	$17.8	$26.4	$13.4	$8.9	$4.4	33.7%	32.8%
Depreciation and amortization	17.8	3.5	16.8	3.6	1.0	(0.1)	6.0%	(2.8)%
EBITDA	$53.1	$21.3	$43.2	$17.0	$9.9	$4.3	22.9%	25.3%
Restructuring and related business transformation costs (a)	0.5	0.6	—	1.6	0.5	(1.0)	n/a	(62.5)%
Transaction costs (b)	(0.1)	—	—	—	(0.1)	—	n/a	n/a
Other losses (gains) and expenses (c)	—	—	—	0.4	—	(0.4)	n/a	(100.0)%
Adjusted EBITDA	$53.5	$21.9	$43.2	$19.0	$10.3	$2.9	23.8%	15.3%
(a)Represents costs and expenses in connection with restructuring initiatives in the three months ended December 31, 2021 and 2020, respectively. Such expenses are primarily composed of severance, relocation and facility consolidation costs.
(b)Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets.
(c)Other losses, (gains) and expenses, as discussed above, distinct to our Integrated Solutions and Services (“ISS”) and Applied Product Technologies (“APT”) segments include the following:

	Three Months Ended December 31,
	2021		2020
(In millions)	ISS	APT	ISS	APT
Trailing costs from the sale of the Memcor product line	$—	$—	$—	$0.2
Product rationalization in electro-chlorination business	—	—	—	0.2
Total	$—	$—	$—	$0.4

Adjusted Net Income and Adjusted EPS

Adjusted net income and adjusted EPS are additional metrics used by management to evaluate the performance of our business. Adjusted net income is defined as net income adjusted for the impact of certain items, including restructuring and related business transformation costs, share-based compensation, transaction costs, and other gains, losses and expenses that we believe do not directly reflect our underlying business operations. Adjusted EPS is defined as adjusted net income on a per share basis, presented as both adjusted basic EPS and adjusted diluted EPS. Management believes that reporting adjusted net income and adjusted EPS provides useful information to investors by removing the impact of certain items that management believes do not directly reflect our underlying operations.
The following is a reconciliation of net income to adjusted net income and earnings per share for the three months ended December 31, 2021.

	Three Months Ended December 31, 2021
(In millions, except per share amounts)	GAAP Reported	Restructuring and Related Business Transformation Costs(2)	Share-based Compensation(2)	Transaction Costs(2)	Other (Gains) Losses(2)	Non-GAAP Adjusted
Revenue from product sales and services	$366.3	$—	$—	$—	$—	$366.3
Cost of product sales and services	(255.8)	0.4		—	0.1	(255.3)
Gross profit	110.5	0.4	—	—	0.1	111.0
General and administrative expense	(57.8)	1.0	5.3	0.9	3.7	(46.9)
Sales and marketing expense	(36.4)	—	—	—	—	(36.4)
Research and development expense	(3.5)	—	—	—	—	(3.5)
Other operating income (expense), net	1.5	—	—	—	—	1.5
Interest expense	(6.6)	—	—	—	—	(6.6)
Income before income taxes	7.7	1.4	5.3	0.9	3.8	19.1
Income tax expense(1)	(1.6)	(0.4)	(1.3)	(0.2)	(1.0)	(4.5)
Net income	6.1	1.0	4.0	0.7	2.8	14.6
Net income attributable to non‑controlling interest	0.1	—	—	—	—	0.1
Net income attributable to Evoqua Water Technologies Corp.	$6.0	$1.0	$4.0	$0.7	$2.8	$14.5

Basic income per common share	$0.05	$0.01	$0.03	$0.01	$0.02	$0.12
Diluted income per common share	$0.05	$0.01	$0.03	$0.01	$0.02	$0.12

Basic # of shares (in millions)	120.6
Diluted # of shares (in millions)	124.9
(1)The blended statutory tax rate was 25.0% in the three months ended December 31, 2021. The quarterly tax rate on Non-GAAP adjustments to net income was 25.0% in the three months ended December 31, 2021.
(2)Refer to adjustments on the adjusted EBITDA reconciliation above.

The following is a reconciliation of net income to adjusted net income and earnings per share for the three months ended December 31, 2020.

	Three Months Ended December 31, 2020
(In millions, except per share amounts)	GAAP Reported	Restructuring and Related Business Transformation Costs(2)	Share-based Compensation(2)	Transaction Costs(2)	Other (gains) losses(2)	Non-GAAP Adjusted
Revenue from product sales and services	$322.2	$—	$—	$—	$—	$322.2
Cost of product sales and services	(226.9)	0.8	—	0.1	0.4	(225.6)
Gross profit	95.3	0.8	—	0.1	0.4	96.6
General and administrative expense	(42.3)	0.9	3.1	0.5	(4.8)	(42.6)
Sales and marketing expense	(33.9)	0.2	—	—	—	(33.7)
Research and development expense	(3.1)	—	—	—	—	(3.1)
Other operating income (expense), net	0.3	(0.1)	—	—	—	0.2
Interest expense	(8.7)	—	—	—	—	(8.7)
Income (loss) before income taxes	7.6	1.8	3.1	0.6	(4.4)	8.7
Income tax (expense) benefit(1)	(1.1)	(0.5)	(0.8)	(0.2)	1.1	(1.5)
Net income (loss)	6.5	1.3	2.3	0.4	(3.3)	7.2
Net income attributable to non‑controlling interest	0.1	—	—	—	—	0.1
Net income (loss) attributable to Evoqua Water Technologies Corp.	$6.4	$1.3	$2.3	$0.4	$(3.3)	$7.1

Basic income (loss) per common share	$0.05	$0.01	$0.02	$—	$(0.02)	$0.06
Diluted income (loss) per common share	$0.05	$0.01	$0.02	$—	$(0.02)	$0.06

Basic # of shares (in millions)	117.8
Diluted # of shares (in millions)	121.6
(1)The blended statutory tax rate was 26.0% in the three months ended December 31, 2020. The quarterly tax rate on Non-GAAP adjustments to net income was 26.0% in the three months ended December 31, 2020.
(2)Refer to adjustments on the adjusted EBITDA reconciliation above.

The following is a reconciliation of the change in adjusted net income and adjusted earnings per share for the three months ended December 31, 2021 and 2020.

	Three Months Ended		$ Variance
(In millions)	2021	2020
Net income (loss) attributable to Evoqua Water Technologies Corp.	$6.0	$6.4	$(0.4)
Restructuring and Related Business Transformation Costs(1)	1.0	1.3	(0.3)
Share-based Compensation(1)	4.0	2.3	1.7
Transaction Costs(1)	0.7	0.4	0.3
Other (gains) losses(1)	2.8	(3.3)	6.1
Adjusted Net Income	$14.5	$7.1	$7.4

Adjusted Basic EPS	$0.12	$0.06	$0.06
Adjusted Diluted EPS	$0.12	$0.06	$0.06

Basic # of shares (in millions)	120.6	117.8
Diluted # of shares (in millions)	124.9	121.6
(1)Refer to adjustments on the adjusted net income reconciliations above.

Organic Revenue
Organic revenue is another metric used by management to evaluate the performance of our business. Organic revenue is defined as revenue excluding the impact of foreign currency translation and inorganic revenue. Inorganic revenue represents the impact from acquisitions and divestitures during the first 12 months following the closing of the acquisition or divestiture. Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. Management believes that reporting organic revenue provides useful information to investors by helping identify underlying growth trends in our core business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of foreign currency translation from organic sales because foreign currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions and divestitures during the first 12 months following the closing of the acquisition or divestiture because they can obscure underlying business trends and make comparisons of long-term performance difficult between the Company and its peers due to the varying nature, size and number of transactions from period to period.
The following is a reconciliation of total revenue to organic revenue for the three months ended December 31, 2021 and 2020.

	Total Revenue			Foreign Currency			Inorganic Revenue(1)			Organic Revenue
	Three Months Ended December 31,		% Variance	Three Months Ended December 31,		% Variance	Three Months Ended December 31,		% Variance	Three Months Ended December 31,		% Variance
(In millions)	2020	2021		2020	2021		2020	2021		2020	2021
Evoqua Water Technologies	$322.2	$366.3	13.7%	n/a	$0.5	0.1%	$0.7	$2.5	0.6%	$321.5	$363.3	13.0%
Integrated Solutions & Services	$214.7	$245.1	14.2%	n/a	$0.4	0.3%	$0.7	$2.5	0.8%	$214.0	$242.2	13.1%
Applied Product Technologies	$107.5	$121.2	12.7%	n/a	$0.1	—%	$—	$—	—%	$107.5	$121.1	12.7%

(1)Includes divestiture of the Lange Product Line on March 1, 2021, acquisition of Ultrapure & Industrial Services on December 17, 2020, and acquisition of WCSI on April 1, 2021.

Net Leverage Ratio

Net leverage ratio is defined as total net debt divided by net income, as well as adjusted EBITDA. Total net debt is defined as total debt including finance leases less unamortized deferred financing fees minus cash and cash equivalents. The following is a reconciliation of net leverage ratio for both net income, as well as adjusted EBITDA, at December 31, 2021 and 2020, respectively.

	As of and for the Three Months Ended December 31,
(In millions)	2021	2020
Cash and cash equivalents	$152.5	$197.9

AR Securitization Program	$144.2	$—
Revolving Credit Facility	27.3	—
First Lien Term Facility	472.7	816.9
Equipment financing facilities	97.4	70.6
Finance lease obligations	37.6	39.1
Total debt including finance leases	$779.2	$926.6
Less unamortized deferred financing fees	(11.3)	(8.9)
Total net debt	$615.4	$719.8

LTM Net income	$51.3	$67.3
Net leverage ratio based on net income	12.0x	10.7x

LTM Adjusted EBITDA	$260.4	$240.8
Net leverage ratio based on adjusted EBITDA	2.4x	3.0x

Immaterial rounding differences may be present in the tables above.

Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Sarah Brown
Director of Corporate Communications
Evoqua Water Technologies
Telephone: 506-454-5495
Email: sarah.brown@evoqua.com